Exhibit 2.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775)684-6708 Website: www.nvsos.gov *040105* Filed in the office of Document Number Barbara K. Cegavske 20160082831-21 Barbara K. Cegavske Filing Date and Time Secretary of State 02/24/2016 6.12 AM State of Nevada Entity Number E0088372016-9 Articles of incorporation (PURSUANT TO NRS CHAPTER 78) USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY 1. Name of Corporation: Medivie USA Inc. 2. Registered Agent for Service of Process: (check only one box) ☒ Commercial Registered Agent: Vcorp Services, LLC ☐ Noncommercial Registered Agent OR ☐ Office or Position with Entity (name and address below) (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity Nevada Street Address City Zip Code NevadaMailing Address (if different from street address) City Zip Code 3. Authorized Stock: (number of Shares corporation is authorized to issue) Number of shares with par value: 510,000,000 Par value per share: $0.00001 Number of shares without par value: 4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural parson at least 18 years of age; attach additional page if more than two directors/trustees) 1) Joshua Rurka Name 18 East 41st Street, 14th Floor New York NY 10017 Street Address city State Zip Code 2) Name Street Address city State Zip Code 5. Purpose: (optional; required only if Benefit Corporation status selected) The purpose of the corporation shall be: 6. Benefit Corporation: (see instruction) • Yes 7. Name, Address and Signature of Incorporator: (attach additional page if more than one Incorporator) I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330. It is a category C felony to Knowingly offer any false or forged instrument for filling in the in the Office of the Secretary of state. Joshua Rurka Name X Incorporator Signature 18 East 41st Street, 14th Floor New York NY 10017 Address City State Zip Code 8. Certificate of Acceptance of Appointment of Registered Agent: I here accept appointment as Registered Agent for the above named Entity. X 02/24/2016 Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity Date This form must be accompanied by appropriate fees. Nevada Security of State NRS 78 Articles Revised: 1-5-15

ATTACHMENT A

Article 3 of the Articles of Incorporation is to be read as follows:

“The total number of authorized shares of capital stock of the corporation shall be Five Hundred and Ten Million (510,000,000) shares, consisting of (i) Five Hundred Million (500,000,000) shares of common stock, par value $0.00001 per share, and (ii) Ten Million (10,000,000) shares of blank check preferred stock, par value $0.00001 per share. The board of directors of the corporation is hereby vested with the authority to prescribe the series and number of each series of authorized and theretofore undesignated preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series.”

CORPORATE CHARTER

I, BARBARA K. CEGAVSKE, the duly elected and qualified Nevada Secretary of State, do hereby certify that MEDIVIE USA INC., did on February 24, 2016, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on February 25, 2016.

/s/ Barbara K. Cegavske
BARBARA K. CEGAVSKE
Secretary of State

Certified By: Stephen Loff
Certificate Number: C20160224-1719
You may verify this certificate
online at http://www.nvsos.gov/